Exhibit 99.1

KAISER GROUP HOLDINGS, INC.

DESCRIPTION OF CAPITAL STOCK

The Certificate of Incorporation of Kaiser Group Holdings, Inc. (the “Company”) authorizes the issuance of Common Stock, par value $0.01 per share (“Common Stock”), and Series 1 Redeemable Cumulative Preferred Stock, par value $0.01 per share (“Preferred Stock”).

Common Stock

The Company’s Certificate of Incorporation authorizes the issuance of 3,000,000 shares of Common Stock.  The Common Stock has a par value of $0.01 per share.  Under the Kaiser Group International, Inc. Second Amended Plan of Reorganization (the “Plan”), all shares of Common Stock, at issuance, were duly authorized, fully paid and non-assessable. The holders of such Common Stock have no preemptive or other rights to subscribe for additional shares.  The Common Stock ranks junior to the Preferred Stock.

In connection with its initial distribution under the Plan, on or about April 17, 2001 the Company issued to holders of Allowed Class 4 Claims (as defined in the Plan) one share of Common Stock for each $100.00 of each such holder’s respective Allowed Class 4 Claim.  Subsequent to April 17, 2001, shares of Common Stock have been issued related to the settlement of certain claims made in the Kaiser Group International, Inc. bankruptcy proceedings.

Holders of Allowed Class 5 Equity Interests (as defined in the Plan) received their pro rata portion of Common Stock representing 15% of the aggregate amount of Common Stock to be outstanding following distributions to holders of Allowed Class 4 Claims and Allowed Class 5 Equity Interests. This outcome was accomplished by issuing to each holder of an Allowed Class 5 Equity Interest its pro rata portion of the number of shares of Common Stock that represents 17.65% of the total number of shares of Common Stock issued from time to time to holders of Allowed Class 4 Claims.

Subject to certain rights of the Preferred Stock, each share of Common Stock is entitled to one vote on all matters submitted to a vote of the shareholders.

The Company anticipates that for the foreseeable future no cash dividends will be paid on the Common Stock and that the Company’s earnings will be utilized to redeem Preferred Stock or retained for use in the business. The Board of Directors of the Company will determine its dividend policy based on its results of operations, payment of dividends on – and redemption of – Preferred Stock, financial condition, capital requirements, and other circumstances.

Preferred Stock

General

The Company’s Certificate of Incorporation authorizes the issuance of 2,000,000 shares of Preferred Stock.  As a result of its initial distribution under the Plan on April 17, 2001, the Company had $55.9 million, net of $6.6 million of treasury stock, and $62.5 million liquidation preference of Preferred Stock outstanding at December 31, 2002 and 2001, respectively.

Designation and Rank

The Preferred Stock is a series of authorized preferred stock designated as “Series 1 Redeemable Cumulative Preferred Stock,” and has a par value of $0.01 per share.  The Preferred Stock ranks ahead of the Common Stock.  The Company’s Certificate of Incorporation and Delaware law permit the Board of Directors to issue additional series of Preferred Stock, except that the Board of Directors may not authorize the issuance of any securities that rank senior to or on a parity with the Preferred Stock without the consent of holders of at least two-thirds of the Preferred Stock.

Dividends

Cumulative dividends on the Preferred Stock are payable on a quarterly basis, as of April 30, July 31, October 31 and January 31, either in cash at an annual rate of 7% of the liquidation preference per share or in additional shares of Preferred Stock at an annual rate of 12% of the per share liquidation preference.  Dividends accrue on the Preferred Stock commencing with the initial distribution date, April 17, 2001.  Dividends will not be paid to any affiliate of the Company on account of that affiliate’s ownership of shares of Preferred Stock.  If the Company fails to pay a quarterly dividend when due, holders of Preferred Stock will have the right to elect an additional director for each dividend payment missed, up to a maximum of two additional directors, but only until such dividend is paid or provided for in full.

Liquidation Preference

The Preferred Stock has a liquidation preference of $55 per share plus the amount of unpaid dividends, if any. Upon the liquidation or dissolution of the Company, each holder of Preferred Stock (other than an affiliate of the Company) is entitled to this per share liquidation preference before any holders of Common Stock or any other junior securities of the Company receive any payment for their shares. If, in a liquidation or dissolution setting, assets remaining after distribution to holders of debt and other obligations are insufficient to pay all holders of Preferred Stock the per share liquidation preference, then such assets will be distributed on a proportionate basis to the holders of Preferred Stock (other than affiliates of the Company) and any securities ranking on a parity with the Preferred Stock.

Redemption

The Company has the option to redeem the Preferred Stock at any time, in whole or in part, at a redemption price of 100% of the liquidation preference per share plus all accrued and unpaid dividends.  The Company is required to use any net proceeds in excess of $3 million in a calendar year, received by the Company or any of its direct or indirect subsidiaries from the disposition of assets to an unaffiliated party outside of the ordinary course of business, to redeem Preferred Stock at a redemption price of 100% of the liquidation preference per share plus all accrued and unpaid dividends. In addition, to the extent that certain categories of cash are received from Nova Hut a.s., such cash must be used to redeem Preferred Stock at a redemption price of 100% of the liquidation preference per share plus all accrued and unpaid dividends.

All outstanding shares of Preferred Stock are required to be redeemed by the Company on or before December 31, 2007, and if such redemption does not occur, holders of Preferred Stock will be entitled to elect two-thirds of the directors of the Company. If shares of Preferred Stock are held by any affiliate of the Company, those shares may not be redeemed pursuant to any of the redemption provisions otherwise applicable to the Preferred Stock.

Change of Control Offer

The Company is required to offer to purchase the Preferred Stock at 100% of its liquidation preference per share plus all accrued and unpaid dividends in connection with a change of control of the Company as defined in the terms of the Preferred Stock.

Voting Rights

Holders of Preferred Stock generally are entitled to vote with holders of Common Stock on all matters submitted to a vote of shareholders, with each share of Preferred Stock being entitled to one-tenth of a vote. In addition, holders of Preferred Stock have the right to vote separately as a class to exercise their right to elect an additional director due to a failure to pay a quarterly dividend, to elect two-thirds of the directors if the Preferred Stock is not redeemed by December 31, 2007, and to consent to the issuance of any senior or parity securities. The terms of the Preferred Stock may not be materially or adversely modified without the consent of holders of at least two-thirds of the Preferred Stock. If the Company or any of its affiliates holds any Preferred Stock, they will not be entitled to vote that Preferred Stock.

Kaiser Government Programs, Inc. (“KGP”) Put Rights

KGP is the Company subsidiary that owns (through a wholly-owned subsidiary of KGP) the 50% interest in Kaiser-Hill Company, LLC.  KGP has outstanding put rights, expiring on December 31, 2007, that obligate it to purchase Preferred Stock owned by a holder of the put right, at the holder’s option, under three circumstances:

•                  if KGP receives net after-tax proceeds from any cash distributions from Kaiser-Hill that, on a quarterly basis, exceed 2.8 times the amount of cash required to pay all past accrued but unpaid cash dividends on the Preferred Stock, plus the next scheduled quarterly cash dividend on Preferred Stock;

•                  if KGP receives net after-tax proceeds from any direct or indirect disposition of any interest in Kaiser-Hill; or

•                  if KGP receives net after-tax proceeds from an extraordinary distribution from Kaiser-Hill.

Upon exercise of a put, KGP will pay an exercising holder 100% of the liquidation preference of the Preferred Stock that is the subject of the KGP put rights, plus all accrued and unpaid dividends on the Preferred Stock. KGP will purchase shares of Preferred Stock on a pro rata basis based upon the number of shares of Preferred Stock as to which puts have been properly exercised, but only up to the amount of the available net after-tax proceeds from triggering events. KGP will not purchase any fractional shares. KGP put rights will not become exercisable more frequently than every 12 months unless the cumulative amount of available net after-tax proceeds from triggering events is at least $3 million.

KGP put rights are transferable except that puts shall cease to be transferable if KGP determines that any further transfer would require registration of the puts as a class of securities under the Securities Exchange Act of 1934. The Company does not presently plan to arrange for trading of the KGP put rights on the Over the Counter Bulletin Board or otherwise.

The Company received distributions from Kaiser-Hill during the fourth quarter of 2002 in an amount that triggered the put rights.  However, rather than using the mechanism of the put rights to satisfy the Company’s obligations to holders of the put rights, the Company redeemed $15.5 million liquidation preference of Preferred Stock as of January 31, 2003.  In addition to the funds required to be used to redeem Preferred Stock under the terms of the Preferred Stock, the Company used cash from operations (including distributions from Kaiser-Hill) to fund the redemption.  The amount of cash from operations used for that purpose exceeded the amount required to be used by KGP to fund its put right obligations.  The Company believes this is a more cost-efficient manner of satisfying the obligations associated with the KGP put rights and plans to continue to use the redemption process to satisfy such obligations.

Registration Rights

The Plan provides that Major Stockholders (defined as holders of 10% or more of the outstanding shares of Preferred Stock or Common Stock, or a person who is an “affiliate” of the Company as defined under the Federal securities laws) have certain registration rights.

In general, a Major Stockholder may request the Company to register under the Securities Act of 1933 for the sale of all, but not less than all, of the Preferred Stock and/or Common Stock owned by the Major Stockholder. Upon request for such a registration from a Major Stockholder, the Company is required to give notice to other Major Stockholders and use its best efforts to cause a registration statement to become effective as expeditiously as possible and maintain such registration statement current for a period of 12 months.  The Company is not obligated to file a registration statement in response to a request from a Major Stockholder until such time as the Company is eligible to use Form S-3 under the Securities Act of 1933 for such an offering. The Company is not required to effect more than one registration for Major Stockholders during any twelve-month period. These registration rights expire on December 31, 2007.

The Plan also contemplates that Major Stockholders will have “piggyback” registration rights in connection with a proposed underwritten public offering of the Company Common Stock or Preferred Stock solely for cash and for its own account.

The terms of the Plan relating to the registration rights of Major Stockholders have customary terms, conditions and exceptions.